EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 29, 2023, in the Annual Report on Form 1-K in connection with the Regulation A Offering of Careerlink Holdings, Inc. being filed with the United States Securities and Exchange Commission.

Subhajit Guha

Certified Public Accountant,

Illinois-065.056711

29th April, 2023